Exhibit 99.1

Cyclo Therapeutics, Inc. Completes Merger with Applied Molecular Transport Inc.

Combined company operating as Cyclo Therapeutics with primary focus on advancing Trappsol® Cyclo™ for the treatment of Niemann-Pick Disease Type C1 (NPC1)

Cash runway extended into 2H 2024 with approximately $11.0 million cash on hand to fund operations

GAINESVILLE, FL – (Businesswire) – December 27, 2023 – Cyclo Therapeutics, Inc. (Nasdaq: CYTH) (“Cyclo Therapeutics” or the “Company”), a clinical stage biotechnology company focused on developing transformative therapies for rare and neurological diseases with limited treatment options, and Applied Molecular Transport Inc. (Nasdaq: AMTI) (“AMT”), a biopharmaceutical company, announced today the closing of its previously announced transaction pursuant to which AMT will merge with Cyclo Therapeutics in an all-stock transaction.

The combined company will now operate under the name “Cyclo Therapeutics, Inc.” and will continue trading on The Nasdaq Capital Market under the ticker symbol “CYTH”. Cyclo Therapeutics’ primary focus will continue to be on advancing its pivotal Phase 3 global study (TransportNPC™) evaluating Trappsol® Cyclo™ for Niemann-Pick Disease Type C1 (NPC1).

“The completion of this merger with Applied Molecular Transport represents a significant milestone and bolsters our confidence and excitement for the future of Cyclo Therapeutics. With the merger now closed and following our recent positive Type C meeting with the FDA, fundamentally the Company has never been stronger,” commented N. Scott Fine, CEO of Cyclo Therapeutics. “Moving forward, we are focused on completing our Phase 3 study and executing on the regulatory submission process, assuming a successful outcome in our pivotal study. We remain dedicated to providing a much-needed treatment option for NPC patients.”

About the Transaction

As previously announced, under the terms of the merger agreement, AMT stockholders will receive 0.1331 shares of Cyclo Therapeutics in exchange for each of their shares in AMT. Cyclo Therapeutics expects to issue approximately 5,822,720 shares of Cyclo Therapeutics’ common stock to AMT shareholders, equating to approximately 18.0% of the combined company on a fully diluted basis.

The combined company will be led by the existing Cyclo Therapeutics management team and will be headquartered in Gainesville, FL. Subsequent to the closing of the transaction, Shawn Cross, Chief Executive Officer and Board Chair of AMT has been appointed to the Cyclo Therapeutics Board of Directors.

MTS Health Partners, L.P. acted as financial advisor to AMT in connection with the transaction. Fox Rothschild LLP served as legal advisor to Cyclo Therapeutics and Wilson Sonsini Goodrich & Rosati, P.C. served as legal advisor to AMT.

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About Cyclo Therapeutics

Cyclo Therapeutics, Inc. is a clinical stage biotechnology company focused on developing transformative therapies for rare and neurological diseases with limited treatment options. The Company’s Trappsol® Cyclo™, an orphan drug designated product in the United States and Europe, is the subject of four formal clinical trials for Niemann-Pick Disease Type C, a rare and fatal genetic disease, (www.ClinicalTrials.gov NCT02939547, NCT02912793, NCT03893071 and NCT04860960). The Company is conducting a Phase 2b clinical trial using Trappsol® Cyclo™ intravenously in early Alzheimer’s disease (NCT05607615) based on encouraging data from an Expanded Access program for Alzheimer’s disease (NCT03624842). Additional indications for the active ingredient in Trappsol® Cyclo™ are in development. For additional information, visit the Company’s website: www.cyclotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” “target,” potential,” “probable,” “opportunity,” “future,” “promising,” “likely” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Cyclo Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2022, AMT’s Annual Report on Form 10-K for the year ended December 31, 2022, AMT’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and AMT’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, each of which is on file with the Securities and Exchange Commission (“SEC”). Among other things, there can be no guarantee that the combined company will realize the expected benefits of the business combination, if any, that the combined company will have success in achieving regulatory approval for its clinical protocols, enrollment of adequate number of patients in its clinical trials, unforeseen difficulties in showing efficacy of Trappsol® Cyclo™, success in attracting additional customers and profitable contracts, and regulatory risks associated with producing pharmaceutical grade products.

These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our respective management teams to predict all risk factors, nor can we assess the impact of all factors on our respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

CYTH@jtcir.com

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